EXHIBIT 8

                                      DRAFT


BY HAND

Whitney Holding Corporation
Attention:  Mr. William Marks
228 St. Charles Avenue
New Orleans, Louisiana  70130

American Bank and Trust
Attention:  Mr. Lamar B. Cobb
101 West Garden Street
Pensacola, Florida  32501


Dear Messrs. Marks and Cobb:

This opinion is being furnished to you in connection with the proposed acquisition of American Bank and Trust ("Bank") by Whitney Holding Corporation ("Whitney"), which is expected to be completed on ________ ("the Effective Date"). You have requested our opinion concerning the following:

o Whether the merger of Bank into Whitney National Bank of Florida ("WNB-Florida"), a wholly owned subsidiary of Whitney, will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("the Code").

o That the exchange of Bank common stock to the extent exchanged for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Bank common stock with respect to such exchange.

In addition, Bank has options outstanding that grant holders thereof the right to acquire up to an aggregate of 75,936 shares of Bank's common stock ("Bank Options"). You have also requested our opinion on the tax treatment to the holders of unexercised Bank Options of the receipt of Whitney common stock in exchange for such options.

You have asked for our opinion on the federal income tax consequences to Whitney, WNB-Florida, Bank, the stockholders of Bank, and the holders of unexercised Bank Options. We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the merger by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement and Plan of Merger dated as of April 18, 1996, as amended ("Plan of Merger"), including all exhibits attached thereto, the American Bank and Trust Directors' Stock Option Plan of 1993 ("Stock Option Plan"), the Registration Statement on Form S-4, and the representations included below. To the extent there are any changes to the Plan of Merger, Stock Option Plan, the Registration Statement on Form S-4, or representations, our opinion may be affected accordingly.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the Effective Date, all of which are subject to change. All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated. If there is a change in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be



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Mr. William Marks
Mr. Lamar B. Cobb
Page 2
____________, 1996


re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the Effective Date.

This opinion is solely for the benefit of Bank and Whitney and is not intended to be relied upon by anyone other than Bank and Whitney. Although you do hereby have our express consent to inform WNB-Florida, Bank common stockholders, and holders of Bank Options of our opinion by including copies of this letter as an exhibit to the Plan of Merger and as an exhibit in the Registration Statement on Form S-4 for the proposed transaction and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the registration statement we assume no responsibility for any tax consequences to them. Instead, each of these parties should consult and rely upon the advice of his/her counsel, accountant or other tax advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.

Proposed Transaction

Our understanding of the proposed transaction is as follows:

         A. On the Effective Date, Bank shall be merged with and into WNB-Florida under the provisions of 12 U.S.C. Section 215a,et seq. and Florida Banking Code, Section 658:41. The merger shall become effective at the time specified or permitted by the Office of the Comptroller of the Currency ("OCC") in the certificate or other written record issued by the OCC (the "Effective Time").

         B. At the Effective Time, all shares of the common stock of Bank, other than any such shares as to which dissenters' rights shall exist immediately prior to the Effective Time and shares held by Bank as treasury shares, shall be converted into shares of Whitney common stock. The stockholders of Bank will receive shares of Whitney common stock proportionate in value based on the terms contained in Section 2 of the Plan of Merger. In lieu of issuing fractional shares of Whitney common stock as a result of the merger, common stockholders of Bank will be entitled to receive a cash payment equal to the fair market value of any fraction of a share of Whitney Common Stock to which such holder would be entitled but for this provision.

         C. At the closing, and conditioned upon consummation of the transaction but effective immediately prior to the Effective Time, each outstanding unexercised Bank Option shall be exchanged for shares of Whitney Common Stock having a value, calculated based on the average market price as defined in the Plan of Merger, equal to the amount by which the dollar value of the shares of Whitney Common Stock into which a share of Bank Common Stock would be converted in the transaction exceeds the exercise price for that share of Bank Common Stock under the terms of the Bank Options.

         D. WNB-Florida was organized under the National Banking Act to facilitate the merger and WNB- Florida will continue the historic business (i.e., banking operations) of Bank. Management of Whitney has indicated that it is likely that Whitney will merge WNB-Florida into Whitney National Bank ("WNB"), a national banking association and wholly-owned subsidiary of Whitney, provided that applicable state law would permit such a merger, at some time after June 1, 1997, the date on which the Riegle-Neal Interstate Banking and Branching Act of 1994 removes restrictions on interstate banking.



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Mr. William Marks
Mr. Lamar B. Cobb
Page 3
____________, 1996


Additional Representations

The following representations have been made to us by representatives of Whitney, WNB-Florida, and Bank:

         a) Whitney, WNB-Florida, Bank, and stockholders of Bank will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

         b) Bank has the financial resources to fund any payments to shareholders who exercise dissenters rights, and such payments will not be reimbursed to Bank by any other party.

         c) There is no intercorporate indebtedness existing between Whitney and Bank, or between WNB- Florida and Bank, that was issued, acquired, or will be settled at a discount.

         d) Bank will be merged with and into WNB-Florida pursuant to the provisions of 12 U.S.C. Section 215a, et seq. and Florida Banking Code, Section 658:41.

         e) Except for restrictions placed upon the disposition of Whitney common stock pursuant to agreements made by certain officers, directors and shareholders of Bank in the shareholder commitments referred to in Section 6.02(g) of the Plan of Merger, the Bank common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

         f) The ratio for the exchange of shares of Bank common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Bank common stockholders in the transaction will be approximately equal to the fair market value of the Bank common stock surrendered by such stockholders in exchange therefor.

         g) WNB-Florida will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to dissenters, amounts paid by Bank to shareholders who receive cash or other property, amounts used by Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

         h) None of the compensation received by any stockholder-employees of Bank will be separate consideration for, or allocable to, any of their shares of Bank common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

The following additional representations have been made to us by representatives of Whitney and WNB-Florida:

         i) Whitney and WNB-Florida do not own, directly or indirectly, nor have either owned during the past five years, directly or indirectly, any stock of Bank.



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Mr. William Marks
Mr. Lamar B. Cobb
Page 4
____________, 1996


         j) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration.
                  The total cash consideration that will be paid in the transaction to the Bank stockholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Bank stockholders in exchange for their shares of Bank common stock. The fractional share interests of each Bank stockholder will be aggregated, and no Bank stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

         k) Whitney has no plan or intention to reacquire any of its stock issued in the transaction.

         l) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Whitney and WNB-Florida.

         m) Prior to the transaction, Whitney will be in control of WNB-Florida within the meaning of Section 368(c) of the Code.

         n) Whitney has no plan or intention to sell or otherwise dispose of the stock of WNB-Florida; or to cause WNB-Florida to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         o) Whitney has no plan or intention to liquidate WNB-Florida or to merge WNB-Florida with and into another corporation, until such time as applicable restrictions on interstate mergers are eliminated. In the event that at some future date the applicable Federal and state banking laws are changed to eliminate restrictions on interstate mergers, and Whitney decides to merge WNB-Florida with and into WNB, a wholly owned national banking subsidiary, WNB-Florida will be completely dissolved by operation of law, all the assets and liabilities of WNB-Florida will be transferred/assumed by WNB by operation of law, and Whitney will continue to be the sole shareholder of WNB.

         p) Whitney and WNB-Florida are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

         q) Following the transaction, WNB-Florida will not issue additional shares of its stock that would result in Whitney losing control of WNB-Florida within the meaning of Section 368(c) of the Code.

         r)       No stock of WNB-Florida will be issued in the merger.

         s) The assumption by WNB-Florida of the liabilities of Bank pursuant to the transaction is for bona fide business purposes and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bank pursuant to the transaction.

         t) Following the transaction, WNB-Florida will continue the historic business of Bank, or use a significant portion of these historic business assets in the operation of a trade or business.

The following representations have been made to us by representatives of Bank:

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Mr. William Marks
Mr. Lamar B. Cobb
Page 5
____________, 1996


         u) There is no plan or intention by the Bank common stockholders who own (1) one percent or more of Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining common stockholders of Bank to sell, exchange, or otherwise dispose of a number of shares of Whitney common stock received in the Company Merger that would reduce the stockholders' ownership of Whitney common stock to a number of shares having a value, as of the Effective Date, of less than (50) fifty percent of the value of all the formerly outstanding common stock of Bank as of the same date. For purposes of this representation, shares of Bank common stock exchanged for cash in lieu of fractional shares of Whitney stock will be treated as outstanding Bank common stock on the Effective Date. Moreover, shares of Bank common stock and shares of Whitney common stock held by Bank stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

         v) On the Effective Date, the fair market value of the assets of Bank will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

         w) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Bank.

         x) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         y)       Bank is not an investment company as defined in Sections 368
                  (a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

         z) The liabilities of Bank assumed by WNB-Florida, and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of business.

         aa) The nonstatutory Bank Options issued pursuant to the Bank's Stock Option Plan were not traded on an established securities market and were not transferable prior to the merger.

         bb) Bank received no amounts from the holders of Bank Options prior to the merger as consideration for the unexercised Bank Options granted to such holders.

Analysis of Applicable Federal Tax Provisions

A.       Exchange of Whitney Stock for Bank Stock

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization.

For purposes of Code Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting




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Mr. William Marks
Mr. Lamar B. Cobb
Page 6
____________, 1996


from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of
Section 368(a)(2)(D), the term "party to a reorganization" includes the corporation which is in control of the acquiring corporation.

Section 368(a)(2)(D) provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a) if no stock of the acquiring corporation is used in the transaction and such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.

Section 368(a)(1)(C) provides that the acquisition by one corporation, in exchange solely for all or a part of its voting stock ( or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation also constitutes a reorganization under Section 368(a).

The "substantially all" requirement for purposes of both Sections 368(a)(1)(C)and 368(a)(2)(D) has not been statutorily defined. The determination of "substantially all" is based upon all the facts and circumstances of each transaction. The Internal Revenue Service's advance ruling guidelines (Rev. Proc. 86-42) provide that the "substantially all" requirement will be met if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the acquired corporation immediately before the merger are transferred to the acquiring corporation.

Assuming Whitney's intentions as described in representation "o" above are deemed not to be a plan or intention to liquidate WNB-Florida or to merge WNB-Florida with and into another corporation, the reorganization should qualify under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D). Any subsequent merger of WNB-Florida with, and into WNB, a wholly owned national banking subsidiary of Whitney, should be accorded separate treatment under the tax law since such transaction is not able to be legally consummated under current federal or state banking laws and the consummation of the subject merger of Bank into WNB-Florida is in no manner conditioned upon the ability of the parties to effect any subsequent mergers. Therefore, the transaction should qualify as a reorganization that is governed by Sections 368(a)(1)(A) and 368(a)(2)(D).

However, even if the merger of Bank into WNB-Florida were to be integrated with a subsequent merger of WNB- Florida into WNB, the two transactions when viewed together should still constitute a reorganization under Section 368(a). In this alternative, if WNB-Florida is subsequently merged into WNB in a statutory merger, and based on the additional representations made by the parties, the two transactions may be viewed together as an overall reorganization under Section 368(a)(1)(C). For federal income tax purposes, the transfer by WNB-Florida of Whitney stock to Bank shareholders solely in exchange for Bank stock, immediately followed by the liquidation of or merger of Bank into WNB-Florida will be disregarded. (Rev. Rul. 67-274, 1967-2 C.B. 141). The current merger of Bank into WNB-Florida could be disregarded and instead the transaction will be treated as the acquisition of substantially all of the assets of Bank by WNB in exchange solely for voting common stock of Whitney, a corporation which is control of WNB; and the assumption by WNB of the liabilities of Bank in a transaction constituting a reorganization within the meaning of Section 368(a)(1)(C).

B.       Additional Regulatory Requirements Relating to Tax-Free Reorganizations

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired



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Mr. William Marks
Mr. Lamar B. Cobb
Page 7
____________, 1996


corporation's business assets in the operation of a trade or business. Based on the representations included in the Registration Statement on Form S-4, as well as management's representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Bank.

Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of one of the specific definitions contained in Section 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to Section 368(a). [Reg. Section 1.368-1(c)]. In the Proxy Statement-Prospectus, a discussion of the reasons for the plan of merger is included. In general, there is a desire to combine the financial and managerial resources of Whitney and Bank to pursue consumer and commercial banking business in markets currently served by Bank. Whitney's business strategy includes expansion eastward along the Interstate 10 corridor to Panama City, Florida and Whitney's management identified Bank as an institution that fits well in its eastward expansion strategy. With respect to Bank, the current and prospective economic environment and competitive constraints facing small community based banks was a factor in the decision to adopt the Plan of Merger. Based on the reasons stated in the Proxy Statement-Prospectus and the representations set forth above, the transaction meets the business purpose requirement.

The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the IRS announced in Rev. Proc. 77-37 that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The IRS indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.

In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 TC 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the continuity of interest requirement is subsequently violated.

Based  on the  above  representations  made  by  representatives  of  Bank,  the continuity of interest requirement should be met with respect to the transaction. However, it should be noted that the continuity of interest requirement will only be satisfied if the actual historic shareholders of Bank, in the aggregate, in fact do receive and retain an amount of Whitney stock that is sufficient to satisfy the requirement.

C.       Other Operational Code Provisions

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Section 356(c) states that no loss from the exchange may be recognized by the shareholder.





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Mr. William Marks
Mr. Lamar B. Cobb
Page 8
____________, 1996


In other official pronouncements (Rev. Rul. 74-515, 1974-2 C.B. 118; Rev. Rul. 74-516, 1974-2 C.B. 121) the Internal Revenue Service has treated the distribution of cash as part of a reorganization and in a transaction subject to Section 356 by applying the redemption principles under Section 302. Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Rev. Rul. 66-365, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional share(s) redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the IRS stated that "a ruling will usually be issued under
Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under  Section  358(a)(1),  in the case of an exchange  to which  Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional share(s) hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

In other instances where other property or money is also received under Section 356, the redemption principles of Section 302 are applied to determine if the payments should be treated as dividend distributions or payments in exchange for stock. Thus, cash payments made by the acquiring corporation to a dissenting shareholder of the acquired corporation in a reorganization under Section 368 are treated as made in exchange for the shareholder's stock if the payment meets the requirements of Section 302. The Supreme Court in Clarke vs. Comr., 489 U.S. 726, applied the tests of Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Section 302 tests were applied to the second hypothetical exchange.

One of the tests of Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)). The constructive ownership rules of Section 302(c) are generally contained in Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.




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Mr. William Marks
Mr. Lamar B. Cobb
Page 9
____________, 1996


Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(c) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange. Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferor for purposes of the preceding sentence in the instant case is Bank.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in
Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance of from $1,500 to $3,000 of net capital losses with respect to certain taxpayers other than corporate taxpayers.

D.       Exchange of Bank Options for Whitney Stock

Reg. Section 1.83-7 provides that if there is granted to an employee or independent contractor in connection with the performance of services an option to which Section 421 does not apply, Section 83(a) shall apply to such grant if the option has a readily ascertainable fair market value at the time the option is granted.

Section 421 applies to incentive stock options described in Section 422 and employee stock purchase plans described in Section 423. Section 422 defines an "incentive stock option" as an option granted to an individual for any reason connected with his employment by a corporation if certain other conditions are met. Therefore, unless an option is granted for a reason connected with the individual's employment by a corporation, the option is not treated as an



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Mr. William Marks
Mr. Lamar B. Cobb
Page 10
____________, 1996


incentive stock option under Section 422. The Stock Option Plan provided for the granting of options on the basis of the grantee's status as an active director of the bank rather than in connection with the individual's employment by Bank. Thus, the Bank Options are not stock options described in Section 422. The Bank Options are also not within the scope of Section 423 because they were not granted to the holders under an employee stock purchase plan.

Section 83(a) provides that if, in connection with the performance of services, property is transferred to any person other than the person for whom such services are performed, the excess of the fair market value of such property over the amount paid for such property shall be included in the gross income of the person who performed such services in the first taxable year in which the rights of the person are transferable or are not subject to a substantial risk of forfeiture.

Reg. Section 1.83-7 provides that options have a value at the time they are granted, but that value is ordinarily not readily ascertainable unless the option is actively traded on an established market. When an option is not actively traded on an established market, it still may be treated as having a readily ascertainable fair market value when granted if, among other things, the option is transferable by the optionee. The Stock Option Plan provides that the options are not transferable by the participant. Therefore, because the Bank Options did not have a readily ascertainable fair market value at the time the Bank Options were granted, Section 83(a) does not apply to the granting of such options.

Reg. Section 1.83-7 provides that if Section 83(a) does not apply to the grant of such an option because the option does not have a readily ascertainable fair market value at the time of grant, Sections 83(a) and 83(b) shall apply at the time the option is exercised or otherwise disposed of. Therefore, when the Bank Options are exchanged for Whitney common stock, the provisions of Section 83(a) and 83(b) will apply at the time of such disposition. Accordingly, pursuant to
Section 83(a), the excess of the fair market value of the property received by the holders of the unexercised Bank Options over the amount paid for such options shall be included in the gross income of the holder of such option. Based on the representation that no consideration was paid by holders of the unexercised Bank Options for such options, the fair market value of the property (i.e., the shares of Whitney common stock) received by the holders in exchange for their unexercised Bank Options will be included in ordinary income.

Opinion

Based upon all of the foregoing, including representations of the management of Whitney and WNB-Florida and the management and Board of Directors of Bank, it is our opinion with respect to the merger that:

         a) Provided the shareholders of Bank receive and retain a sufficient amount of stock in Whitney to satisfy the continuity of interest requirement discussed on pages 9 and 10, it is our opinion that the acquisition by WNB-Florida of substantially all of the assets of Bank solely in exchange for Whitney common stock and the assumption by WNB-Florida of the liabilities of Bank will qualify as a reorganization under the provisions of Section 368. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Bank held immediately prior to the proposed transaction.

         b) Whitney, WNB-Florida, and Bank will each be a "party to a reorganization" (Section 368 (b)).

         c) No gain or loss will be recognized by Whitney or WNB-Florida on the merger of Bank into WNB-Florida (Section 354(a)(1)).

         d) No gain or loss will be recognized by Bank on the transfer of all of its assets to WNB-Florida pursuant to the plan of merger (Section 361).

Mr. William Marks
Mr. Lamar B. Cobb
Page 11
____________, 1996


         e) The tax basis of Bank's assets in the hands of WNB-Florida will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)). The tax basis of Bank's assets in the hands of WNB-Florida will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

         f) The holding period of the assets of Bank in the hands of WNB-Florida will include the period during which such assets were held by Bank (Section 1223(2)).

         g) No gain or loss will be recognized by Bank shareholders as a result of the exchange of Bank common stock for Whitney common stock pursuant to the merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. (Section 354(a)(1)). The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Pursuant to
                  Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc.77-41).

         h) Each shareholder of Bank who elects to dissent from the merger transaction involving Bank and Whitney under the provisions of 12 U.S.C. ss.215a, and receives cash in exchange for his shares of Bank common stock, will be treated as receiving such payment in complete redemption of his shares of Bank, provided such shareholder does not actually or constructively own any Bank common stock after the exchange under the provisions and limitations of Section 302.

         (i) The tax basis of the Whitney common stock received by Bank shareholders will be the same as the basis of the Bank common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

         j) The holding period of the Whitney common stock received by Bank shareholders will include the period during which the Bank common stock surrendered in exchange therefor was held, provided that the Bank common stock is held as a capital asset in the hands of the Bank shareholders on the Effective Date (Section 1223(1)).

         k) Ordinary income will be recognized by the holders of the unexercised Bank Options on the receipt of Whitney common stock in exchange for such options, measured by the fair market value of the Whitney stock received (Reg. Section 1.83-7).

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in this opinion we have applied the standards of "substantial authority" and "more likely than not proper," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

Mr. William Marks
Mr. Lamar B. Cobb
Page 12
____________, 1996


This opinion is based solely upon our interpretation of the Code and income tax regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the date of this letter. Our opinion may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinion expressed herein is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to the opinion expressed herein, or if the Internal Revenue Service took such a position, whether it would be sustained by the courts. Further, WNB-Florida and Bank common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,

ARTHUR ANDERSEN LLP



By
       Kay Gravolet Priestly

Copies to:
Mr. Joseph S. Schwertz, Jr.
Mr. Patrick G. Emmanuel
Ms. Elizabeth B. Martin



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